                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             HANCOCK FABRICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            [HANCOCK FABRICS LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 12, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hancock Fabrics, Inc. will be held at the Stennis Center, 3400 West Main Street, Tupelo, Mississippi (adjacent to the Company's headquarters) on Thursday, June 12, 1997 at 10:00 a.m. (local time), or as soon thereafter as a quorum shall be present, for the following purposes:

     1. To elect two directors; and

     2. To consider and vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

     Only shareholders of record on the books of the Company at the close of business on April 15, 1997 will be entitled to vote at the Meeting.

     Shareholders are cordially invited to attend the Meeting.

     PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated: April 22, 1997

                                          By order of the Board of Directors,

                                          Ellen J. Kennedy
                                          Secretary

                                PROXY STATEMENT

                                       OF

                             HANCOCK FABRICS, INC.

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Hancock Fabrics, Inc. and at any adjournment thereof. The Meeting will be held on June 12, 1997 at 10:00 a.m. (local time) at the Stennis Center, 3400 West Main Street, Tupelo, Mississippi (adjacent to the Company's headquarters) for the purposes set forth in the preceding Notice of the Meeting dated April 22, 1997. This solicitation is made by the Company.

     Only shareholders of record at the close of business on April 15, 1997 will be entitled to vote at the Meeting. On that date the outstanding stock of the Company consisted of 21,575,702 shares of common stock.

     The mailing address of the principal executive offices of the Company is P.O. Box 2400, Tupelo, Mississippi 38803-2400. The approximate date on which this Proxy Statement, the accompanying form of proxy and the 1996 Annual Report are first sent to shareholders is April 22, 1997.

VOTING

     Each shareholder is entitled to one vote per share respecting each Board seat to be filled and on each other matter voted on at the meeting. A proxy, when executed and not revoked, will be voted in accordance with the specifications it contains. Unless the accompanying form of proxy contains instructions to the contrary, it will be voted for the election of the nominees shown, to serve until 2000 (see "ELECTION OF DIRECTORS") and in the discretion of the proxyholders upon such other matters as may properly come before the meeting.

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the record date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

REVOCABILITY OF PROXIES

     A shareholder who executes a proxy may revoke it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Meeting, a written notice of revocation relating to the proxy,
(ii) duly executing a subsequent proxy bearing a later date relating to the same shares and delivering it to the Secretary at or before the Meeting, or (iii) voting in person at the Meeting. Any written notice revoking a proxy should be sent to Hancock Fabrics, Inc., P.O. Box 2400, Tupelo, Mississippi 38803-2400,
Attention: Secretary.

SOLICITATION

     The Company will bear the cost of soliciting these proxies. Brokers, nominees, fiduciaries and other custodians will be reimbursed for their reasonable expenses incurred in sending proxy material to principals and obtaining their instructions. The Company's transfer agent will assist the Company in its communications. In addition, directors, officers and employees may solicit proxies in person, by telephone or in writing.

     The following table provides information about the persons known to the Company to be the beneficial owners of more than 5% of any class of the Company's securities:

-----------------------------------------------------------------------------------------------------
                              NAME AND ADDRESS OF         NUMBER OF SHARES          PERCENT OF
      TITLE OF CLASS          BENEFICIAL OWNER(1)       BENEFICIALLY OWNED(1)        CLASS(2)
------------------------------------------------------------------------------------------------
       Common Stock        FMR Corp. 82 Devonshire            2,300,054               10.660%
                           Street Boston, MA 02109
------------------------------------------------------------------------------------------------
       Common Stock        Manning & Napier                   2,592,926               12.018%
                             Advisors, Inc. 1100
                           Chase Square Rochester,
                           NY 14604
------------------------------------------------------------------------------------------------
       Common Stock        T. Rowe Price                      1,530,450                7.093%
                             Associates, Inc. 100 E.
                           Pratt Street Baltimore,
                           MD 21202
------------------------------------------------------------------------------------------------

        (1) Information concerning beneficial ownership and the number of shares beneficially owned is based on reports filed by the shareholders with the Securities and Exchange
            Commission.

        (2) As of April 15, 1997.

     The following table provides information, as of April 15, 1997, about the beneficial ownership of the Company's common stock by each of the Company's directors, named executive officers and all directors and executive officers as a group:

-----------------------------------------------------------------------
                                    AMOUNT AND NATURE
                                      OF BENEFICIAL      PERCENT OF
    NAME OF BENEFICIAL OWNER            OWNERSHIP          CLASS
---------------------------------------------------------------------
    R. Randolph Devening                     500            .002%
---------------------------------------------------------------------
    Don L. Fruge                          15,399            .071%
---------------------------------------------------------------------
    Morris O. Jarvis                     458,491(1)        2.104%
---------------------------------------------------------------------
    Larry G. Kirk                        196,493(1)         .906%
---------------------------------------------------------------------
    Donna L. Weaver                       16,980            .079%
---------------------------------------------------------------------
    Jack W. Busby, Jr.                   190,830(1)         .880%
---------------------------------------------------------------------
    Larry D. Fair                         37,940(1)         .176%
---------------------------------------------------------------------
    Bruce D. Smith                        30,300(1)         .140%
---------------------------------------------------------------------
    All Directors and Executive
    Officers as a Group                  946,933(1)        4.295%
---------------------------------------------------------------------

                  (1) Includes 219,200, 119,800, 119,400 and
                      14,600 shares with respect to which Mr.
                      Jarvis, Mr. Kirk, Mr. Busby and Mr.
                      Fair, respectively, have the right to
                      acquire beneficial ownership on or
                      before June 14, 1997. There are no such
                      shares to report with respect to Mr.
                      Smith.

ITEM 1 -- ELECTION OF DIRECTORS

     The By-Laws of the Company provide that the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors the Company would have if there were no vacancies (the "Whole Board"). The Whole Board has fixed that number at five. The directors have been classified, effective with respect to the time for which they severally hold office, into two classes of two each and one class of one. Two nominees will be elected, to hold office until the annual meeting of shareholders in 2000 or until election and qualification of a successor. It is intended that the shares represented by proxies in the accompanying form be voted for the election of the nominees named below. If a nominee should be unable to serve, it is intended that those shares be voted for such replacement as the Board may designate, unless the number of directors has been reduced so that no vacancy exists. The Company has no reason to expect that either nominee will be unable to serve.

     The following table provides information about each nominee and continuing director, including the business experience of each during at least the past five years:


----------------------------------------------------------------------------------------------------
NAME                                                                                        DIRECTOR
(AGE)                                  PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE            SINCE
----------------------------------------------------------------------------------------------------

  NOMINEES TO SERVE UNTIL 2000
----------------------------------------------------------------------------------------------------
  Don L. Fruge                         Vice Chancellor for University Advancement and        1987
       (51)                            Professor of Law, University of Mississippi, and
                                       Executive Vice President and Chief Executive
                                       Officer, University of Mississippi Foundation,
                                       University, Mississippi
----------------------------------------------------------------------------------------------------
  Larry G. Kirk                        President and Chief Executive Officer. Formerly       1990
       (50)                            Chief Financial Officer, Senior Vice President,
                                       Vice President, Treasurer and Secretary. Director
                                       of Bank of Mississippi, Tupelo, Mississippi
----------------------------------------------------------------------------------------------------

  DIRECTOR TO SERVE UNTIL 1998
----------------------------------------------------------------------------------------------------
  R. Randolph Devening                 Chairman of the Board, Chief Executive Officer        1995
       (55)                            and President, Foodbrands America, Inc.,
                                       Oklahoma City, Oklahoma.
                                       Formerly Vice Chairman, Executive Vice President
                                       and Chief Financial Officer, Fleming Companies,
                                       Inc., Oklahoma City, Oklahoma
----------------------------------------------------------------------------------------------------

  DIRECTORS TO SERVE UNTIL 1999
----------------------------------------------------------------------------------------------------
  Morris O. Jarvis                     Chairman of the Board. Formerly President and         1987
       (56)                            Chief Executive Officer
----------------------------------------------------------------------------------------------------
  Donna L. Weaver                      Chairman of Weaver, Field & London, Inc.,             1987
       (53)                            Investor Relations and Corporate Communications,
                                       San Francisco, California. Director of Ross
                                       Stores, Inc., Newark, California and Crown
                                       Vantage, Inc.,
                                       Oakland, California
----------------------------------------------------------------------------------------------------

     As disclosed in the proxy statement for use at last year's annual meeting of shareholders, Mr. Jarvis has announced his intention to resign as a director of the Company, effective upon the adjournment of this year's Annual Meeting of Shareholders. The Board of Directors intends to fill the vacancy that will be created by Mr. Jarvis' resignation, pursuant to authority provided in the By-Laws of the Company, by appointing Jack W. Busby, Jr., Executive Vice President and Chief Operating Officer, to hold that office until the annual meeting of shareholders in 1999.

     The Audit Committee of the Board of Directors, which met twice during the Company's latest fiscal year, is charged with recommending the engaging of the Company's independent accountants, reviewing their reports, authorizing their services and fees, reviewing their independence, reviewing the Company's procedures for internal auditing and the adequacy of its system of internal accounting controls, and reporting to the Board with respect thereto. The Audit Committee is composed of Don L. Fruge (Chair), R. Randolph Devening and Donna L. Weaver.

     The Management Review and Compensation Committee of the Board of Directors, which met six times during the Company's latest fiscal year, is charged with determining the base salaries of all executive officers of the Company, administering the Retirement Plans, Stock Option Plans, Restricted Stock Plans, Extra Compensation Plan and Bonus Plan for Store Management, and making recommendations to the Board respecting policies of the Board dealing with such Plans. The Management Review and Compensation Committee is composed of Donna L. Weaver (Chair), R. Randolph Devening and Don L. Fruge.

     When the Board is not in session, the Executive Committee of the Board may exercise the powers vested in the Board (except certain enumerated major powers such as the power to declare dividends, amend the By-Laws and fill vacancies on the Board and certain powers reserved to the Board under Delaware law). In practice, the function of the Executive Committee is to act on matters arising between Board meetings that have special time value but do not appear to warrant a special Board meeting. The Executive Committee is composed of Morris O. Jarvis (Chair), Don L. Fruge and Larry G. Kirk. The Executive Committee met once during the Company's latest fiscal year.

     The Board met six times during the Company's latest fiscal year. None of the directors attended less than 75% of the meetings of the Board and of all committees on which he or she served.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiary, to or on behalf of the Company's Chief Executive Officer and each of the Company's other executive officers (determined as of the end of the latest fiscal year) for the fiscal years ended February 2, 1997, January 28, 1996 and January 29, 1995.

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------
                                                   ANNUAL COMPENSATION       LONG-TERM COMPENSATION
-------------------------------------------------------------------------------------------------------
                                                                           RESTRICTED     SECURITIES
                                                                             STOCK        UNDERLYING
                                                     SALARY      BONUS     AWARDS(1)    OPTIONS/SARS(2)
        NAME AND PRINCIPAL POSITION           YEAR     ($)        ($)         ($)             (#)
-------------------------------------------------------------------------------------------------------
  Morris O. Jarvis                            1996   $158,654    $44,318    $169,400         0
     Chairman of the Board(3)                 1995    265,385     84,759     156,863        219,200
                                              1994    250,000     82,776     154,938         27,400
-------------------------------------------------------------------------------------------------------
  Larry G. Kirk                               1996    198,961     82,225      91,438         50,000
     Chief Executive Officer and              1995    138,000     44,238      84,550         73,600
     President                                1994    113,000     43,201      65,325         18,000
-------------------------------------------------------------------------------------------------------
  Jack W. Busby, Jr.                          1996    168,193     61,668      91,438         30,000
     Executive Vice President and             1995    138,000     44,238      84,550        100,800
     Chief Operating Officer                  1994    126,923     43,201      80,400         18,000
-------------------------------------------------------------------------------------------------------
  Larry D. Fair                               1996     50,847     26,311       0              7,600
     Vice President(4)
-------------------------------------------------------------------------------------------------------
  Bruce D. Smith                              1996     28,750      6,250       0             20,000
     Senior Vice President
     Chief Financial Officer and
     Treasurer(5)
-------------------------------------------------------------------------------------------------------

(1) Restricted stock awards generally vest five years and one day following the date of award. Prior to vesting, restricted shares are not negotiable or otherwise transferable and are subject to forfeiture if employment terminates. Dividends are paid on shares subject to restrictions. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS" for a description of circumstances under which the vesting schedule may be accelerated.

    As of the end of the latest fiscal year (specifically, January 31, 1997, the last trading day prior to fiscal year end), the executive officers held the following number of shares subject to restrictions, with the following market values: Mr. Jarvis, 77,000 shares, $991,375; Mr. Kirk, 36,600 shares, $471,225; Mr. Busby, 40,800 shares, $525,300; and Mr. Fair, 2,000 shares,
    $25,750. Mr. Smith did not hold any such shares subject to restrictions.

(2) The Company does not grant stock appreciation rights ("SARs").

(3) Mr. Jarvis is retiring as Chairman of the Board in June 1997. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS" for a description of the related agreement with Mr. Jarvis.

(4) Mr. Fair served as Chief Financial Officer and Treasurer from June 13, 1996 through March 13, 1997, and information in the table and throughout this statement is included for only that portion of the year during which he was an executive officer.

(5) Mr. Smith joined the Company on November 4, 1996, and information in the table and throughout this statement is included for only that portion of the year commencing on that date.

STOCK OPTIONS

     The following table contains information about the grant of stock options, during the Company's latest fiscal year, to the executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

------------------------------------------------------------------------------------------------------------
                                                                                      POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED ANNUAL
                                                                                         RATES OF STOCK
                                                                                       PRICE APPRECIATION
                                                                                         FOR OPTION TERM
                              INDIVIDUAL GRANTS(1)                                        (10 YEARS)(4)
--------------------------------------------------------------------------------------------------------------
                                                                                               5%
                                                                                   ---------------------------
                                         % OF
                                         TOTAL
                            # OF        OPTIONS
                         SECURITIES     GRANTED
                         UNDERLYING       TO
                        OPTIONS/SARS   EMPLOYEES   EXERCISE OR
                         GRANTED(2)    IN FISCAL   BASE PRICE                       STOCK PRICE
         NAME               (#)          YEAR      (PER SHARE)   EXPIRATION DATE   (PER SHARE)(3)    GAIN(5)
--------------------------------------------------------------------------------------------------------------
  Larry G. Kirk            50,000        11.28%      $11.00       June 13, 2006        $17.92        $346,000
--------------------------------------------------------------------------------------------------------------
  Jack W. Busby, Jr.       30,000         6.77%       11.00       June 13, 2006         17.92        207,600
--------------------------------------------------------------------------------------------------------------
  Larry D. Fair             7,600         1.71%       11.00       June 13, 2006         17.92         52,592
--------------------------------------------------------------------------------------------------------------
  Bruce D. Smith           20,000         4.51%        9.125     December 9, 2006       14.86        114,700
--------------------------------------------------------------------------------------------------------------


                                   10%
                         -----------------------
                         STOCK PRICE
                            (PER
         NAME             SHARE)(3)      GAIN(5)
------------------------------------------------
  Larry G. Kirk            $28.53       $876,500
------------------------------------------------
  Jack W. Busby, Jr.        28.53        525,900
------------------------------------------------
  Larry D. Fair             28.53        133,228
------------------------------------------------
  Bruce D. Smith            23.67        290,900
------------------------------------------------

(1) All options shown here were granted under the Company's 1987 Stock Option Plan. During the latest fiscal year, no stock options were granted to Mr. Jarvis.

(2) All options shown here as granted to Mr. Kirk, Mr. Busby and Mr. Fair were granted on June 13, 1996, and all options shown here as granted to Mr. Smith were granted on December 9, 1996. The term "Grant Date" as used in the table and this proxy statement refers to the applicable grant date. Options become exercisable as to 50% of the shares subject to the options one year and one day following the Grant Date and as to the remaining shares two years and one day following the Grant Date, except that the options granted to Mr. Smith become exercisable as to 20% of the shares subject to the option one year and one day following the Grant Date and as to an additional 20% on each annual return of the date on which the first option increment became exercisable. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS" for a description of circumstances under which the vesting schedule may be accelerated. The Company does not grant SARs.

(3) The stock price (per share) is computed based on 10 years of appreciation in the option exercise price shown, $11.00, except in Mr. Smith's case $9.125, at a 5% annual rate ($17.92 and in Mr. Smith's case $14.86) and a 10% annual rate ($28.53 and in Mr. Smith's case $23.67).

(4) The potential realizable value at the assumed annual rates of stock price appreciation for the option term for all shareholders would result in gains on a pretax basis of the following: at 5%, $150,162,007 using the $11.00 price and $123,283,156 using the $9.125 price; and at 10%, $380,395,951 using the $11.00 price and $312,668,440 using the $9.125 price. The gain shown is computed based on the difference between the market price on the Grant Date, which is the same as the exercise or base price (per share) shown, and the assumed stock price, multiplied by the number of shares outstanding on that date.

(5) All gains are shown on a pretax basis.

OPTION EXERCISES AND HOLDINGS

     The following table provides information, with respect to the executive officers, concerning the exercise of options during the latest fiscal year and unexercised options held as of the end of the latest fiscal year:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

---------------------------------------------------------------------------------------------------------------------------------

                                                                    NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                            VALUE REALIZED         UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                           (MARKET PRICE AT      OPTIONS AT FISCAL YEAR-END          OPTIONS AT FISCAL YEAR-END
                         SHARES ACQUIRED    EXERCISE LESS                    (#)                                ($)
                           ON EXERCISE     EXERCISE PRICE)      ------------------------------------------------------------------
         NAME                  (#)               ($)            EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------------
  Morris O. Jarvis           119,600           $885,664           205,500          13,700           $976,125          $ 65,075
----------------------------------------------------------------------------------------------------------------------------------
  Larry G. Kirk               0                 0                  85,800          59,000            469,800           136,500
----------------------------------------------------------------------------------------------------------------------------------
  Jack W. Busby, Jr.          20,400            127,500            95,400          39,000            459,900            99,000
----------------------------------------------------------------------------------------------------------------------------------
  Larry D. Fair               0                 0                  10,000           8,400             49,000            18,050
----------------------------------------------------------------------------------------------------------------------------------
  Bruce D. Smith              0                 0                   0              20,000              0                75,000
----------------------------------------------------------------------------------------------------------------------------------

PENSION PLANS

     The Company maintains a noncontributory retirement program under which retirement benefits are provided by a qualified defined benefit pension plan supplemented by a nonqualified unfunded plan affording certain benefits that cannot be provided by the qualified plan. In this description the qualified and nonqualified plans are treated as one "Plan." Each of the executive officers except Mr. Smith participates in the Plan. Mr. Smith will become eligible to participate on January 1, 1998.

     For each year of credited service a Plan participant accrues a retirement benefit calculated under a formula based on covered compensation for that year. Covered compensation is defined in the Plan documents. It includes, generally, all wages, salary and bonus actually received, plus contributions that the participant elects to be made on his or her behalf pursuant to a "cafeteria plan" (under Internal Revenue Code section 125) or to a "qualified cash or deferred arrangement" (under Internal Revenue Code section 401(k)).

     Under the Plan formula applicable to the executive officers, the annual retirement benefit payable at normal retirement age (age 65) as a straight life annuity is the sum of: (1) for years of credited service through 1992, 1.00% of average annual compensation during the five years ending December 31, 1992 multiplied by years of credited service through 1992, plus 0.33% of such average annual compensation in excess of $50,640 multiplied by years of credited service through 1992 up to a maximum of 30 years, and (2) for each year of credited service following 1992, 1% of annual compensation for that year, plus (for years of credited service up to a maximum of 30 years) 0.33% of such annual compensation in excess of the Social Security maximum wage base for that year.

     If Mr. Kirk, Mr. Busby and Mr. Fair continue in their present positions the estimated annual retirement benefit payable to them under the Plan upon the normal retirement age of 65 in the form of a straight life annuity would be $76,485, $80,024 and $26,177, respectively. Assuming Mr. Smith's participation on January 1, 1998 (the date he will first meet the Plan's eligibility requirements), such estimated annual retirement benefit so payable to him would be $28,077. These estimates are computed using, for all future years of credited service, the compensation levels in effect for calendar year 1996 (the most recent Plan year) and the Social Security maximum wage base in effect for calendar year 1997. Mr. Smith's compensation rate for 1996 has been annualized to compute the estimate given for him. The estimated annual retirement benefit payable to Mr. Jarvis upon his early retirement will decrease from $176,113 (the benefit at normal retirement age) to $117,935.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into deferred compensation agreements (the "Deferred Agreements") with each of the executive officers to ensure that their services remain available to the Company and that they not be attracted by other employers seeking their services. Under the Deferred Agreement with Mr. Kirk (the "Kirk Deferred Agreement"), the right to payment is conditioned on Mr. Kirk's full-time employment until age 55 or earlier death, his availability as a consultant to the Company and his not engaging in activities competitive with the business of the Company. Provided such conditions are satisfied, payments of $50,000 a year for 15 years will begin upon cessation of his employment. Upon his death, the payments may be made to a designated beneficiary. If neither a change of control of the Company has occurred nor Mr. Kirk's right to payments under the Kirk Deferred Agreement has vested, Mr. Kirk may elect that, upon such occurrence and vesting, he (or, in certain cases, his designated beneficiary) will receive in a cash lump sum the present value of all payments that would become payable, regardless of the fact that the Kirk Deferred Agreement provides for payment at some later date or requires some future performance. If a change of control of the Company occurs and the right to payments under the Kirk Deferred Agreement either is or becomes vested, as explained below (and if Mr. Kirk has not elected to receive a lump sum payment as described in the preceding sentence), the Company is required to establish an irrevocable letter of credit in an amount equal to the largest sum of all payments to be paid under the Kirk Deferred Agreement, to serve as security for those payments. Unless the letter of credit is established and renewed on a timely basis, Mr. Kirk (or, in certain cases, his designated beneficiary) will then receive in a cash lump sum the total of those payments, regardless of the fact that the Kirk Deferred Agreement provides for payment at some later date or requires some future performance. The Deferred Agreements with Mr. Jarvis, Mr. Busby, Mr. Fair and Mr. Smith are substantially similar to the Kirk Deferred Agreement except that (i) annual payments for Mr. Jarvis will begin as provided in the Retirement Agreement entered into with him and described below, (ii) employment for Mr. Busby, Mr. Fair and Mr. Smith is required until age 60 and (iii) the annual payments for the 15-year period are $40,000 for Mr. Busby and $25,000 for Mr. Fair and Mr. Smith.

     The Company has entered into contingent severance arrangements with each of the executive officers (collectively the "Severance Agreements"). Each Severance Agreement is effective until May 4, 1999 and provides that, if during the three years following a change of control of the Company (as defined in the Severance Agreement), the employment of the individual is terminated by the employer other than for cause, disability or death or the individual terminates employment for good reason (as defined in the Severance Agreement), the individual will receive a lump sum payment equal to the sum of (i) the individual's annual base salary through the termination date (to the extent not yet paid) and (ii) two times (except that the Severance Agreements with Mr. Fair and Mr. Smith provide that the multiplier is one rather than two) the sum of (a) the individual's annual base salary at the rate in effect when employment was terminated or, if higher, at the highest rate in effect within 90 days preceding the change of control and
(b) the highest bonus paid or payable to the individual within the five years preceding the change of control. The individual is also entitled to a continuation of health and insurance benefits for two years and to certain supplemental retirement benefits in respect of that continuation period (except that the Severance Agreements with Mr. Fair and Mr. Smith provide a continuation period of one rather than two years). The Severance Agreements further provide, in the event that the individual is entitled to payment thereunder, that he will be deemed to have satisfied the service requirement under his Deferred Agreement. The Severance Agreements with Mr. Kirk, Mr. Busby and Mr. Jarvis also provide that if the individual remains in the employ of the Company for the 12-month period following the change of control and voluntarily terminates employment for any reason (other than for good reason, in which case the formula set out above will be applicable) during the 30-day period following that 12-month period, he will receive a lump sum payment equal to the sum of (i) his annual base salary through the termination date (to the extent not yet paid) and
(ii) the sum of (a) his annual base salary at the rate in effect when employment was terminated, or, if higher, at the highest rate in effect within 90 days preceding the change of control and (b) the highest bonus paid or payable to him within the five years preceding the change of control; and he will be entitled to a continuation of health and insurance benefits for one year and to certain supplemental retirement benefits in respect of that continuation period. The Severance Agreements also provide that if any tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any comparable provision (a "Penalty Tax") is imposed on any payment made or benefit provided to the individual, then the amount of such payment or benefit will be increased to the extent necessary to compensate the individual fully for the imposition of such Penalty Tax.

     The Company has entered into Agreements to Secure Certain Contingent Payments with each of the executive officers (the "Contingent Agreements"). Upon a change of control of the Company, the Contingent Agreements require the Company to establish an irrevocable letter of credit in favor of such individuals securing certain benefits payable under the Severance Agreements and any lump sum payment elected under the Deferred Agreements. The amount of the letters of credit will be calculated initially, and recalculated quarterly, by an independent accounting firm. Failure to establish and renew the letters of credit prior to expiration will cause the amounts intended to be secured by the letters of credit to become immediately payable to the individuals.

     With respect to the Company's 1987 Stock Option and 1996 Stock Option Plans, upon a change of control of the Company (as defined in the plan), options become fully exercisable and, with certain exceptions, remain exercisable by the optionee, including each of the executive officers, for a period of 90 days following termination of the optionee's employment if such termination occurs within one year of the change of control. See footnotes to the SUMMARY COMPENSATION TABLE and the table OPTION/SAR GRANTS IN LAST FISCAL YEAR.

     With respect to the Company's 1989 Restricted Stock and 1995 Restricted Stock Plans, restrictions on stock awarded under the plan, including stock awarded to executive officers, lapse upon the occurrence of certain events related to a change of control of the Company (as defined in the plan) and the stock is not thereafter forfeitable. See footnotes to the SUMMARY COMPENSATION TABLE.

     With respect to the Company's noncontributory retirement program, under certain circumstances related to a change of control of the Company (as defined in the program documents), part of the benefit to a participant will be paid in a lump sum. See "PENSION PLANS."

     The Company has entered into a Retirement Agreement (the "Retirement Agreement") with Mr. Jarvis. Under the Retirement Agreement, Mr. Jarvis will retire from the office of Chairman of the Board of the Company upon the adjournment of the 1997 Annual Meeting of Shareholders (the "Retirement Date"). The Company will pay Mr. Jarvis a salary at the rate of $275,000 per year for his services through the Retirement Date. No additional grants of stock options or awards of restricted stock will be made to Mr. Jarvis. Upon the Retirement Date, the Management Review and Compensation Committee of the Board of Directors will remove the restrictions on all restricted stock previously granted to Mr. Jarvis under the Restricted Stock Plan and will reimburse Mr. Jarvis for payments that he is required to make prior to age 65 in order to maintain coverage for his wife and himself under the Company's group health plan. Provided the conditions described above under his Deferred Agreement are met, payments of $50,000 a year for 15 years will begin following the Retirement Date.

COMPENSATION OF DIRECTORS

     Each nonemployee director receives quarterly fees of $12,000 with no additional fees for meetings attended or chaired. Under the 1991 Stock Compensation Plan for Nonemployee Directors, each eligible director may elect annually to defer receipt of his or her annual compensation for services rendered as a director, later receiving it in the form of shares of the Company's common stock, subject to certain restrictions. All nonemployee directors have elected to receive 50% of their compensation in shares of the Company's stock and 50% in cash. Directors who are employees of the Company receive no fees.

STOCK PRICE PERFORMANCE GRAPH

     The following graphs set forth the Company's cumulative total shareholder return (assuming reinvestment of dividends) as compared to the S&P 500 and the peer groups described below over the five-year period commencing February 3, 1992 and ending February 2, 1997. Each graph assumes $100 invested on February 3, 1992.

     In the first graph, the peer group consists of Fabri-Centers of America, Inc. ("FCA") and Rag Shops, Inc. ("RAGS") for all five years shown, together with House of Fabrics, Inc. ("HFAB") for only the first four years shown. In every stock performance graph in the Company's previous proxy statements, the peer group consisted of only FCA and HFAB. RAGS has been added to the peer group to replace HFAB. HFAB was reorganized under Chapter 11 of the United States Bankruptcy Code effective July 31, 1996, and as a result HFAB's stock price is no longer on a comparable basis to prior years. Accordingly, HFAB has been deleted from the peer groups for the last year shown in both graphs. In the second graph, the peer group consists of FCA and HFAB for the years described above, and RAGS has not been added to the peer group. Note: The historical stock price performance shown on the graphs below is not necessarily indicative of future price performance.

        Measurement Period           Hancock Fabrics
      (Fiscal Year Covered)               Inc.              S&P 500          Peer Group
1992                                           100.00             100.00             100.00
1993                                            78.54             110.57              51.29
1994                                            57.84             124.76              39.05
1995                                            66.67             125.41              31.65
1996                                            63.05             173.85              61.10
1997                                            89.40             219.61              76.13

        Measurement Period           Hancock Fabrics
      (Fiscal Year Covered)               Inc.              S&P 500          Peer Group
1992                                           100.00             100.00             100.00
1993                                            78.54             110.57              49.80
1994                                            57.84             124.76              39.44
1995                                            66.67             125.41              23.72
1996                                            63.05             173.85              39.41
1997                                            89.40             219.61              46.28

BOARD COMPENSATION COMMITTEE REPORT

     The Management Review and Compensation Committee of the Board of Directors (the "Committee") is composed of the three independent nonemployee directors. The Committee considers the performance of the executive officers, determines their salaries, administers the Extra Compensation Plan and is responsible for granting stock options and awarding restricted stock.

COMPENSATION POLICIES

     The compensation programs of the Company are designed to align compensation with business performance and with shareholder return, and to enable the Company to attract, motivate and retain executives who contribute to the Company's long-term success. Therefore, the executive compensation program includes base salary, annual incentive cash bonus (the Extra Compensation Plan) and long-term incentives in the form of stock options and restricted stock. The Chief Executive Officer's compensation is determined in the same manner as that of the other executive officers and members of corporate management.

SECTION 162(M) OF THE INTERNAL REVENUE CODE -- DEDUCTIBILITY LIMITATION

     Section 162(m) of the Internal Revenue Code of 1986 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct for federal income tax purposes in any year for the compensation paid or accrued with respect to its executive officers. It is the Committee's policy to seek to preserve the tax deductibility of all executive compensation under Section 162(m) to the extent consistent with the overall objectives of the executive compensation program in attracting, motivating and retaining its executives. The Committee believes that it is unlikely that Section 162(m) will affect the deductibility of the executive compensation of any of the executive officers in the Company's current fiscal year.

BASE SALARY

     The Committee annually reviews the base salaries of the Chief Executive Officer and the other executive officers and members of corporate management. When reviewing base salary and possible adjustments to base salary, the Committee subjectively considers individual performance, Company performance (which is not defined as any specific financial measure or measures), employee retention, changes in level of responsibility and economic conditions in the retail fabric industry. In determining the adjustments made in 1996 to the base salaries of the other executive officers as well as the Chief Executive Officer, the Committee considered all of the above criteria. During 1996 the Committee made adjustments to the base salaries of the executive officer group that reflected changes in levels of responsibility within the group. The current Chief Executive Officer's base salary was adjusted as a result of his promotion to that office.

PERFORMANCE PAY

     The Committee believes that executive compensation should be linked to business performance. In order to link annual cash compensation to Company performance, the Committee awards bonuses under the Extra Compensation Plan to the executive officers and other eligible employees based on corporate operating earnings before taxes. The approach used in calculating the bonuses is the same for all eligible employees. The aggregate bonus payments to executive officers for fiscal year 1996, including the Chief Executive Officer (whose compensation is discussed below), increased from fiscal year 1995 based on the improvement in those earnings over the prior year.

LONG-TERM INCENTIVES

     To more closely link the interest of the Company's shareholders and the executive officers and focus management's attention on successful long-term strategic management of the business and appreciation in shareholder value, the Committee grants stock options and awards restricted stock. The exercise price for the stock options granted was equal to the fair market value of the underlying stock on the date of grant. All grants and awards contained vesting provisions of one to five years to encourage continued employment with the Company and continued attention to long-term management and share appreciation. The ultimate value of these equity incentives to the executive officers and other recipients is directly related to the market value of the common stock and to the common stock dividend yield.

     The Committee has established a policy which generally grants stock options annually to the executive officers in amounts based on the recipient's level of responsibility. The amount of the restricted stock awarded to the executive officers is principally related to the recipient's total cash compensation and level of responsibility.

     Based on these Committee guidelines, the Chief Executive Officer and other executive officers received stock options grants and restricted stock awards, both as detailed in the summary compensation table (see the SUMMARY COMPENSATION TABLE). The Committee did not consider the outstanding options or restricted stock holdings in the aggregate of the Chief Executive Officer or executive officers when making grants and awards.

COMPANY PERFORMANCE AND COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's base salary, performance pay and long-term incentives in the form of stock options and restricted stock are determined in the same manner as the compensation of the other executive officers and members of corporate management. The Chief Executive Officer's bonus for fiscal year 1996, based on the improvement in corporate operating earnings before taxes, was $82,225. During the latest fiscal year, Mr. Kirk was granted options for 50,000 shares. Mr. Kirk was also awarded 9,500 shares of restricted stock, an award made prior to his promotion to his current office.

                                          Management Review and
                                          Compensation Committee

                                          Donna L. Weaver, Chair
                                          R. Randolph Devening
                                          Don L. Fruge

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     If a shareholder desires to present a proposal at next year's annual meeting of shareholders and to have that proposal included in the proxy statement and proxy for that meeting, that proposal must be received by the Company at its principal executive offices by December 24, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons, the Company believes that during its latest fiscal year, all filing requirements applicable to its directors and executive officers were met.

OTHER MATTERS

     The Board of Directors has selected Price Waterhouse LLP as the independent accountants of the Company for the current fiscal year. At the Annual Meeting of Shareholders, representatives of Price Waterhouse LLP will be present, may make statements if they desire to do so, and will be available to respond to appropriate questions.

     The Board is not aware that any matters not specified above will be presented at the Meeting. If other business should properly come before the Meeting, the persons named in the proxy will vote thereon in their discretion to the extent that authority to do so is granted in the proxy.

     PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Ellen J. Kennedy
                                          Secretary

                                                                      APPENDIX A


                             HANCOCK FABRICS, INC.

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- JUNE 12, 1997

   The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 22, 1997 and hereby appoints Larry D. Fair and Bruce D. Smith, with full power of substitution, the proxies of the undersigned to represent and vote the shares of the undersigned as indicated on this card at the Annual Meeting of Shareholders of Hancock Fabrics, Inc. to be held on Thursday, June 12, 1997 at 10:00 a.m. and at any adjournment thereof.

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. IT WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS INDICATED.

   UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF BOTH NOMINEES LISTED, AND DISCRETIONARY AUTHORITY UNDER ITEM 2 WILL BE DEEMED TO HAVE BEEN GRANTED.

1. Election of directors to serve until 2000. A VOTE FOR BOTH NOMINEES, DON L . FRUGE AND LARRY G. KIRK, IS RECOMMENDED BY THE BOARD OF DIRECTORS.

        FOR [ ] both nominees                            [ ] WITHHOLD VOTE
                (except as indicated
                to the contrary below)

  (To withhold vote for an individual nominee, write that nominee's name in the following space: )

2. The proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Meeting and any adjournment thereof. A VOTE TO GRANT AUTHORITY IS RECOMMENDED BY THE BOARD OF DIRECTORS.

    AUTHORITY GRANTED [ ]                 AUTHORITY WITHHELD [ ]

                  Continued and to be signed on reverse side.

   UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF BOTH NOMINEES LISTED, AND DISCRETIONARY AUTHORITY UNDER ITEM 2 WILL BE DEEMED TO HAVE BEEN GRANTED.

                                                  Signature(s) should correspond
                                                  exactly with the name(s) in
                                                  which your certificate is
                                                  issued. Executors,
                                                  conservators, trustees, etc.,
                                                  should so indicate when
                                                  signing.

                                                  ------------------------------

                                                  ------------------------------

                                                  Date                   , 1997
                                                      -------------------
                                                  PLEASE DATE AND SIGN YOUR
                                                  PROXY AND RETURN PROMPTLY IN
                                                  THE ACCOMPANYING ENVELOPE.